SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment #3)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) Nov 3, 2010 (August 20, 2010)

CENTERSTATE BANKS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

42745 U.S. Highway 27, Davenport, FL	33837
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (863) 419-7750

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On August 23, 2010, CenterState Banks, Inc. (the “Company”) furnished a Current Report on Form 8-K (the “Original Report”) to report that the Company’s wholly owned subsidiary, CenterState Bank of Florida, N.A. (“CenterState”), had acquired substantially all the assets and assumed substantially all the deposits of Independent National Bank in Ocala, Florida (“Independent National”) through a purchase and assumption agreement, including loss-sharing (the “P&A Agreement”) with the Federal Deposit Insurance Corporation (“FDIC”) dated as of August 20, 2010. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization by the FDIC and CenterState. The purchase of Independent National’s assets and the assumption of its liabilities was effective on August 20, 2010.

On August 26, 2010, the Company furnished a Current Report on Form 8-K/A (the “First Amendment”) which amended and supplemented the disclosures provided in the Original Report. The Company reported that it anticipated it would further amend the Original Report and the First Amendment at a later date to the extent additional financial information is required by Item 9.01.

This Current Report on Form 8-K/A (the “Amendment #3”) amends and supplements the disclosures provided in Item 2.01 and 9.01 of the Original Report and the First Amendment. Except as otherwise provided herein, the other disclosures made in the Original Report and the First Amendment remain unchanged. The Company does not anticipate that it will further amend this Current Report.

Statements made in this Amendment, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, liquidity and capital resources, including the effects of the Independent National acquisition and the final determination of the assets and liabilities acquired and their respective valuations. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth under the captions “Business—Note about Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 2.01	Completion of Acquisition or Disposition of Assets

The following discussion of assets acquired and liabilities assumed are presented at estimated fair value on the date of the P&A Agreement. The fair values of the assets acquired and liabilities assumed were determined as described in Note 3 to the Company’s statement of assets acquired and liabilities assumed, dated August 20, 2010, and the accompanying notes thereto, which is attached hereto as Exhibit 99.1 and incorporated herein by reference (the “Audited Statement”). These fair value estimates are based on the information available, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. CenterState and the FDIC are engaged in on-going discussions that may impact the assets acquired and liabilities assumed and/or the purchase price. In addition, the tax treatment of FDIC assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of November 2, 2010.

The Independent National acquisition consisted of assets with a fair value of approximately $155.4 million, including $88.6 million of loans, $1.1 million of repossessed real estate (“OREO”), $1.4 million of investment securities, $26.0 million of cash and cash equivalents, excluding the $10.9 million cash payment received from the FDIC pursuant to the terms of the P&A Agreement, $21.5 million related to the FDIC’s indemnification of the Company against certain future losses described below and $5.9 million of other assets which included $3.5 million of goodwill and $1.0 million in core deposit intangibles. Liabilities with a fair value of approximately $155.4 million were assumed, including $144.4 million of deposits, $10.6 million of FHLB advances and $0.4 million of other liabilities.

The Company also entered into loss sharing agreements with the FDIC that collectively cover legal unpaid principal balances of approximately $113.1 million of loans which include single family residential mortgage loans, commercial real estate loans, other commercial loans, construction/development/land loans and approximately $1.2 million of OREO (collectively, the “Covered Assets”). Management has estimated the fair value of the covered loans to approximate $87.4 million, and the estimated fair value of the OREO to approximate $1.1 million.

Pursuant to the terms of the loss sharing agreements, the FDIC’s obligation to reimburse the Company for losses with respect to Covered Assets begins with the first dollar of loss incurred. The FDIC will reimburse the Company for 80% of losses with respect to the Covered Assets. The Company will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid the Company a reimbursement under the loss sharing agreements. Certain other assets of Independent National were acquired by the Company that are not covered by loss sharing agreements with the FDIC. These assets include $1.4 million of marketable securities purchased at fair market value, consumer loans with a fair value of $1.2 million at acquisition date, and other tangible assets.

The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreement applicable to commercial loans and other Covered Assets provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

The loss sharing agreements are subject to certain servicing procedures as specified in an agreement with the FDIC. The fair value of the loss sharing agreements was recorded as an indemnification asset at an estimated fair value of $21.5 million on the acquisition date.

The foregoing summary of the P&A Agreement, including the loss sharing agreements, is not complete and is qualified in its entirety by reference to the full text of the P&A Agreement and certain other exhibits attached to the P&A Agreement, which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Discussion

As set forth in Item 2.01 above, on August 20, 2010, the Company acquired certain assets and assumed substantially all of the deposits and liabilities of Independent National pursuant to the P&A Agreement. A narrative description of the anticipated effects of the Independent National acquisition (the “Acquisition”) on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the Securities and Exchange Commission (the “Commission”) and the Audited Statement, which is attached hereto as Exhibit 99.1.

The Acquisition increased the Company’s total assets and total deposits by approximately 8.5% and 10.1%, respectively, as compared with the balances at June 30, 2010, and is expected to positively affect the Company’s operating results, to the extent the Company earns more from interest earned on its interest earning assets than it pays in interest on its interest bearing liabilities. The ability of the Company to successfully collect interest and principal on loans acquired and collect reimbursement from the FDIC on the related indemnification asset will also impact cash flows and operating results.

The Company estimated the acquisition-date fair value of the acquired assets and assumed liabilities in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (ASC Topic 805) and ASC Topic 820, Fair Value Measurements. However, the amount that the Company realizes on these assets could differ materially from the carrying value reflected in the attached Audited Statement primarily as a result of changes in the timing and amount of collections on the acquired loans in future periods. Because of the loss sharing agreements with the FDIC on these assets, as described in Item 2.01 above, the Company does not expect to incur significant losses. To the extent the actual value realized for the acquired loans differ from the estimated amount, the indemnification asset will generally be impacted in an offsetting manner due to the loss sharing support from the FDIC.

Financial Condition

In the Acquisition, the Company purchased $88.6 million of loans at fair value, net of $26.1 million, or 22.8%, estimated discount to the outstanding principal balance, representing approximately 9.4% of the Company’s total loans at June 30, 2010. The Company acquired $26.0 million in cash and cash equivalents, $1.1 million in OREO at fair value, and $1.4 million of marketable securities at fair value.

The following table presents information with respect to the fair value of certain acquired earning assets and loans, as well as their legal unpaid principal balance (“Book Balance”) at acquisition date, contractual term and average contractual yield. The fair value of loan is calculated based on the estimated present value of future cash flows using current market interest rates for similar instruments and considering estimated default and prepayment rates. The difference between the book balance and the fair value is the net effect of the credit adjustment due to estimated defaults and the non credit adjustment due to the difference between the contractual interest rate and the current market interest rates.

Schedule of Earning Assets Acquired – August 20, 2010

in thousands of dollars:	book balance	fair value	average months to maturity	average contractual interest rate	effective interest rate
Federal funds sold	$17,627	$17,627	—	0.25%	0.25%

Investment securities	1,416	1,416	58	3.44%	1.59%

Loans:
Single family residential real estate	45,136	35,971	223	5.79%	4.48%
Commercial real estate	55,852	43,471	31	5.76%	5.04%
Construction, development and land	7,700	5,117	43	5.38%	4.57%
Commercial loans	4,460	2,799	13	5.37%	5.21%
Consumer and other loans	1,587	1,236	23	6.05%	7.11%

Total loans	114,735	88,594	107	5.74%	4.82%

Total earning assets	$133,778	$107,637

In the Acquisition, the Company assumed $144.4 million in deposits at estimated fair value. The amount represents approximately 10.1% of the Company’s total deposits of $1,427.4 million at June 30, 2010. Demand and savings deposit accounts make up $80.2 million of these assumed deposits.

In its assumption of the deposit liabilities, the Company believed that the customer relationships associated with these deposits have an intangible value. The Company applied ASC Topic 805, which prescribes the accounting for goodwill and other intangible assets such as core deposit intangibles, in a business combination. The Company determined the estimated fair value of the core deposit intangible asset totaled $1.0 million, which will be amortized utilizing an accelerated amortization method over an estimated economic life not to exceed ten years. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates and age of deposit relationships.

Future amortization of this core deposit intangible asset over the estimated life will decrease results of operations, net of any potential tax effect. Since amortization is a non cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, core deposit intangible asset is disallowed and is a reduction to equity capital. The Company expects that disallowing this intangible asset should not materially adversely affect the Company’s or CenterState’s regulatory capital ratios.

The core deposit intangible asset is subject to significant estimates by management of the Company related to the value and the life of the asset. These estimates could change over time. The Company will review the valuation of this asset periodically to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

In connection with the Independent National acquisition, the fair value of the net liabilities assumed exceeded the payment received from the FDIC. Accordingly, goodwill of approximately $3.49 million was recorded as a result of the acquisition. Goodwill is not an amortizable asset. The Company will review the valuation of this intangible asset periodically, and no less than annually, for impairment. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of operations.

Non performing loans

The Company acquired performing and non performing loans. The loans acquired included non accrual loans and loans past due greater than 90 days as listed below.

in thousands of dollars:	book balance
Non accrual loans	$15,707
Loans past due 90 days or more and still accruing interest	—

Total	$15,707

All of the loans acquired except for consumer loans are covered pursuant to loss sharing agreements with the FDIC. Management further segregated loans that were either non accrual, past due greater than 60 days, TDRs (Troubled Debt Restructured loans), graded “special mention” or “substandard,” had six or more 30 day past due notices or had any 60 day or 90 day past due notices during the loan’s life to date. These loans have been identified as Type A loans, or loans with one or more specifically identified credit deficiency factor(s), and the Company is accounting for these loans pursuant to ASC Topic 310-30.

All remaining loans, those without specifically identified credit deficiency factors, or Type B loans, were grouped into pools with common risk characteristics. These loans were then evaluated to determine estimated fair value as of the acquisition date. Although no specific credit deficiencies are specifically identifiable, management believes there is an element of risk as to whether all contractual cash flows will be eventually received. Factors that were considered included the poor economic environment both nationally and locally as well as the unfavorable real estate market particularly in Florida. In addition, these loans were acquired from a failed financial institution which implies poor, or at least questionable, underwriting. Based on management’s estimate of fair value, each of these pools was assigned a discount credit mark which reflects expected credit losses. The Company will apply ASC Topic 310-30 accounting treatment by analogy to Type B loans. The result is that all loans acquired from this failed financial institution will be accounted for under ASC Topic 310-30.

The table below summarizes those loans with one or more specifically identified credit deficiency factor (“Type A” loans) and all other loans (“Type B” loans), and compares the unpaid legal balance (“Book Balance”) to fair value as of the August 20, 2010 acquisition date:

in thousands of dollars:	book balance	fair value
Loans with one or more specifically identified credit deficiency factor (Type A loans)	$51,407	$34,195
All other loans (Type B loans)	73,328	54,399

Total loans	$114,735	$88,594

Operating results and cash flows

Management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. This Acquisition was attractive to the Company for a variety of reasons including the following:

•	attractiveness in the pricing of the acquired loan portfolios including the indemnification asset;

•	ability to increase the Company’s market share in Marion County, Florida;

•	attractiveness of core deposit customer relationships;

•

opportunities to enhance income and efficiency due to duplications of effort and decentralized processes as the Company expects to enhance income by centralizing some duties and removing duplications of effort.

Based on these and other factors, including the level of FDIC support related to the acquired loans and OREO, the Company believes that the Acquisition will have a positive impact on its earnings.

The total assets acquired, approximately $155.4 million, represent approximately 8.5% of the Company’s $1,821.3 million of total assets as of June 30, 2010, and total deposits assumed, approximately $144.4 million, represent approximately 10.1% of the Company’s $1,427.4 million of total deposits reported as of June 30, 2010. The Company believes that the transaction will improve net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is largely offset by the loss sharing agreements and the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of ASC Topic 310-30, the fair values of the acquired loans reflect an estimate of expected credit losses related to these assets. As a result, the Company’s operating results would only be adversely affected by loan losses to the extent that such losses exceed the expected credit losses reflected in the fair value of these assets at the acquisition date.

ASC Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. As described above under Non performing loans, the Company is accounting for all of the acquired loans pursuant to ASC Topic 310-30.

The loss sharing agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, as stated above, it is likely that there will be a significant amount of the covered assets that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Company will likely no longer receive payments from the borrowers, which will impact cash flows. The loss sharing agreements will not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Company exhausts its best efforts at collection, the loss sharing agreements will cover a substantial portion of the loss associated with the covered assets.

The long-term effects that the Company may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss sharing agreements to make payments over time. As the loss sharing agreements cover up to a 10 year period (5 years for commercial loans and other assets), changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Company believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC (as part of the FDIC indemnification asset) may be recognized unevenly over this period, as the Company exhausts its collection efforts under its normal practices. In addition, the Company recorded substantial discounts related to the purchase of these covered assets. A portion of these discounts will be accretable to income over the economic life of the loans and will be dependent upon the timing and success of the Company’s collection efforts on the covered assets.

Liquidity and capital resources

The transaction enhanced the liquidity position of the Company. The Company acquired $26.0 million of cash and cash equivalents, excluding the $10.9 million payment from the FDIC pursuant to the P&A Agreement, as well as $1.4 million of marketable securities. These additions to the Company’s balance sheet represent additional support for the Company’s liquidity needs.

Deposits in the amount of $144.4 million were also assumed. Of this amount, 56%, or $80.2 million, were in the form of core non time deposits. The time deposits comprised 44%, or $64.2 million.

As permitted by the FDIC, CenterState had the option to subsequently reprice the acquired deposit portfolios to current market rates. CenterState elected not to reprice any of the deposits acquired pursuant to this acquisition.

At June 30, 2010 the Company and CenterState were considered “well-capitalized” based on calculations of relevant regulatory ratios. The Company and CenterState had the following capital ratios at June 30, 2010.

	regulatory guideline amounts to be considered	actual at June 30, 2010
	well capitalized	Company	CenterState
Tier 1 leverage ratio	5.0%	11.3%	7.9%
Tier 1 risk based ratio	6.0%	17.6%	14.6%
Total risk based ratio	10.0%	18.9%	15.8%

Subsequent to June 30, 2010, the Company raised additional capital pursuant to a follow-on public common stock offering. The common stock offering added approximately $32.8 million to the Company’s common equity after related expenses and underwriting fees. The Company’s pro-forma regulatory capital ratios at June 30, 2010, considering the impact from the common stock offering results in a Tier 1 leverage ratio, Tier 1 risk based ratio and Total risk based ratio of 12.9%, 20.4% and 21.6%, respectively. The acquisition of Independent National did not have a material adverse effect on the Company’s regulatory capital ratios. The Company and CenterState remain “well-capitalized” after taking into consideration the results of the Independent National transaction.

Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an audited Statement of Assets Acquired and Liabilities Assumed by CenterState Bank of Florida, N.A. (a wholly owned subsidiary of CenterState Banks, Inc.) related to the acquisition of Independent National at August 20, 2010 and the accompanying notes thereto.

Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 20, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

The Company has omitted certain financial information of Independent National required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X in accordance with a request for relief submitted to the Commission in accordance with the guidance provided in Staff Accounting Bulletin 1:K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1:K”). SAB 1:K provides relief from the requirements of Rule 3-05 in certain instances, such as a transaction where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution that are not reasonably available.

(d) Exhibits

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, by and among the Federal Deposit Insurance Corporation, receiver of Independent National Bank, Ocala, Florida, the Federal Deposit Insurance Corporation, and CenterState Bank of Florida, N.A., Winter Haven, Florida, dated as of August 20, 2010 (filed as Exhibit 2.2 to Form 8-K/A on August 26, 2010, and incorporated herein by reference).

23.1	Consent of Crowe Horwath LLP

99.1	Report of Independent Registered Public Accounting Firm

Statement of Assets Acquired and Liabilities Assumed at August 20, 2010

Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANKS, INC.

By:	/S/ JAMES J. ANTAL
James J. Antal
Senior Vice President and Chief Financial Officer

Date: November 3, 2010